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EXHIBIT 4.7

AGREEMENT FOR SHARE EXCHANGE

May 16, 2002

Ceramco Inc.
c/o DENTSPLY International, Inc.
570 W. College Ave.
York, PA 17404
Attn: William R. Jellison

  Re:
  32,000 Outstanding Shares (the "Shares") of Series A
  Convertible Preferred Stock ("Series A Preferred Stock")
  of PracticeWorks, Inc. (the "Company")

Dear Sirs:

        Upon counter-execution by Ceramco Inc. ("You" or "you"), this letter will constitute the legally binding agreement between you and the Company (the "Agreement") to consummate the exchange of the Shares for the consideration and on the terms described below (collectively, the "Transaction"), subject only to the conditions expressly set forth below. The Shares constitute all of the authorized, issued and outstanding shares of the Series A Preferred Stock.

        We have negotiated and are entering into this Agreement in connection with the Company's proposed underwritten public offering (the "Offering") of 3,750,000 shares of its common stock, $.01 par value per share ("Common Stock"), to raise capital for several business purposes, including for the satisfaction of the obligations of the Company under this Agreement. We agree that the Transaction, when and if consummated, will be in our respective best interests, and that each of our execution of this Agreement to provide for the Transaction constitutes good and sufficient consideration between us for the other's obligations hereunder. In this Transaction, we are offering you a cash payment, Warrants and shares of Common Stock in excess of current conversion amounts as an inducement for you to surrender all of the Shares for cancellation at this time.

        1.    Exchange of Shares.    In conjunction with and effective within one business day after the closing of the Offering (the "Closing"), the Company will pay you $15,000,000, in total, by wire transfer of immediately available funds, which amount includes the payment of accrued dividends on the Shares as of the Closing, which accrued dividends were approximately $2,468,000 as of May 14, 2002, and issue to you or your designee certificate(s) representing shares of Common Stock (the "Exchange Shares") in an amount equal to $15,000,000 divided by the price per share to the public in the Offering (the "Public Offering Price") and warrants to purchase up to 450,000 shares of Common Stock (the "Warrants") in consideration of your surrender for cancellation of all of the Shares and in satisfaction of our obligations to you with respect to all accrued and unpaid dividends on the Shares as of the date of the Closing (the "Closing Date"). The Warrants will be exercisable at any time for seven years at an exercise price per share equal to the Public Offering Price (subject to certain adjustments) and otherwise be in substantially the form attached hereto as Exhibit A. As a result of the foregoing, from and after the Closing Date, all the Shares will be deemed cancelled, no further dividends will accrue, and no other rights will pertain with respect thereto, except the right to receive the cash payment, Exchange Shares and Warrants referred to above.

        2.    Transfer Restrictions.    You understand and agree that neither the Exchange Shares nor the Warrants (or shares of Common Stock issuable upon exercise of the Warrants, which are hereinafter referred to as the "Warrant Shares") will be registered for issuance to you (or for any other purpose) as part of the Offering, but will be issued to you in reliance upon exemptions from registration under federal and state securities laws. Stock certificates for the Exchange Shares, the instrument for the Warrants and, upon issuance, stock certificates for Warrant Shares, may contain an appropriate securities law legend to reflect the restrictions on transfer that will be imposed as a result of their unregistered issuances to you. In addition to applicable securities law restrictions affecting your ability to transfer our securities, you agree not to sell, assign or otherwise transfer the Exchange Shares, or the Warrant Shares, or any interest therein, to any other person, other than an affiliate of yours, for one year following the Closing Date without the express written consent of the Company.

        If required by the managing underwriter for the Offering, you agree to execute a so-called "lock-up" agreement relating to the Exchange Shares and Warrant Shares in which you will agree not to make certain sales of those securities during the period prescribed by the managing underwriter, up to the one-year period set forth above.

        3.    Listing.    Before or promptly following the Closing, the Company will apply to list the Exchange Shares and the Warrant Shares (the latter with respect to their issuance upon exercise of the Warrants) on the same stock exchange or securities quotation system on which the Company's shares of publicly held Common Stock are then listed or approved for quotation. The Company also agrees to include such Exchange Shares and Warrant Shares in any subsequent application(s) by the Company to obtain listing or quotation privileges for the Common Stock on a different or additional stock exchange or quotation system.

        4.    Ownership of the Shares; Authority.    You hereby represent, warrant and covenant to and with the Company as follows:

          (a)  As of the date hereof, you own all of the Shares beneficially and of record, free and clear of any and all liens, charges, claims and encumbrances of any kind whatsoever, other than restrictions imposed by the Company on the Shares, including through agreement with you, and restrictions under applicable securities laws, and you have the right and power to enter into and perform this Agreement at the time and in the manner contemplated hereby.

          (b)  Provided that the Closing Date is on or before September 30, 2002, you will not take (or permit any person over whom you are able to exercise control to take) any action that would make any of the statements in subsection 4(a) untrue or inaccurate in any respect if made on the Closing Date.

          (c)  Provided that the Closing Date is on or before September 30, 2002, you will, in connection with the Closing, confirm the continuing accuracy as of the Closing Date of the statements made in subsection 4(a) and provide such assurances thereof as the Company may reasonably request.

        5.    Issuance of Securities.

          (a)  The Company has taken all necessary action to authorize and approve this Agreement, and the consummation of the transactions contemplated hereby. Neither the execution nor delivery of this Agreement by the Company, nor the performance of its obligations hereunder, will: (a) violate any of the provisions of the certificate of incorporation or bylaws, each as amended to date, of the Company, or (b) violate, result in a breach of or constitute a default under any agreement or instrument to which the Company is a party or by which it is bound, except where any such violation, breach or default would not have a material adverse effect on the business, financial condition, assets or liabilities of the Company and its subsidiaries, taken as a whole. This Agreement constitutes the valid and binding obligations of the Company enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights, and (ii) as limited by general principles of equity that restrict the availability of equitable remedies.

          (b)  The Exchange Shares and the Warrant Shares have been duly authorized and, when issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable and in compliance with all applicable securities laws and not subject to, or issued in violation of, any preemptive rights. The Exchange Shares and the Warrant Shares shall be free of any liens, encumbrances and restrictions (other than restrictions imposed under applicable securities laws).

          (c)  No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with or notice to, any federal or state governmental authority on the part of the Company is required in connection with the offer, sale or issuance of the Exchange Shares or the Warrant Shares.

        6.    Company's Obligations to Proceed.    The Company's obligations to effect the Transaction are expressly subject to it consummating the Offering under terms and conditions reasonably satisfactory to the Company's Board of Directors. We agree to notify you promptly in writing if the Company, for whatever reason, determines to abandon the Offering or concludes that it does not expect the Closing to occur by September 30, 2002. Upon receipt of such a notice, you shall be entitled to terminate this Agreement.

        7.    General Provisions.

        (a)    Notices.    All notices, consents, requests, and demands to or upon one of us by the other, to be effective, shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (i) on the date delivered in person, (ii) on the date indicated on the return receipt if mailed postage prepaid, by certified or registered U.S. Mail, with return receipt requested, (iii) on the date transmitted by facsimile, if sent by 5:00 P.M., Eastern Time, and confirmation of receipt thereof is reflected or obtained or otherwise on the date such facsimile is received, or (iv) if sent by a nationally recognized over night courier service (such as Federal Express or UPS) or overnight express U.S. Mail, with service charges or postage prepaid, then on the next business day after delivery to the courier service or U.S. Mail (in time for and specifying next day delivery). In each case (except for personal delivery) such notices, requests, demands, and other communications shall be sent to a party at its address or facsimile number as follows, or as otherwise designated by either of us by notice in accordance herewith:

To You:	Ceramco Inc. c/o DENTSPLY International, Inc. 570 W. College Ave. York, PA 17404 Attn: Secretary Facsimile No. 717-849-4487
To Company:	PracticeWorks, Inc. 1765 The Exchange Suite 200 Atlanta, Georgia 30339 Attn: General Counsel Facsimile No. 770-850-5011

        (b)    Entire Agreement.    This Agreement and the Warrants, in addition to the Registration Rights Agreement between the parties dated March 6, 2001, as amended by Exhibit B hereto, contain our entire agreement and understanding with respect to the subject matter hereof, and no representations, promises, agreements, or understandings regarding the subject matter hereof shall be of any force or effect unless in writing, executed by the party to be bound, and dated subsequent to the date hereof.

        (c)    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the United States and the internal laws of the State of Georgia.

        (d)    Expenses.    Each of us will pay all the costs and expense of our respective performance, preparation and execution of, and our respective compliance with, this Agreement, including, without limitation, all fees and expense of our respective agents, representatives, counsel, and accountants.

        Please confirm your agreement hereto by signing below where indicated, whereupon this Agreement shall be binding as of the date of this letter above-written.

Very truly yours,
PracticeWorks, Inc.
		By:	/s/

Confirmed and Agreed, as of the date of this letter above-written:
Ceramco Inc.
By:	/s/

EXHIBIT A

THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON THE EXERCISE HEREOF CAN BE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS. THIS WARRANT AND SUCH SHARES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT, UNLESS, IN THE OPINION OF COUNSEL TO THE COMPANY, SUCH REGISTRATION IS NOT THEN REQUIRED.

PRACTICEWORKS, INC.
1765 The Exchange
Suite 200
Atlanta, Georgia 30339

COMMON STOCK PURCHASE WARRANT

Date of Issuance:		Right to Purchase 450,000 Shares
, 2002

Expiration Date:
, 2009

        THIS CERTIFIES THAT, for value received, the person named immediately below,

CERAMCO INC.

or the registered assigns of such person (the "Registered Holder"), is entitled to purchase from PRACTICEWORKS, INC., a Delaware corporation (the "Company"), the number of shares of the Company's common stock, $.01 par value per share ("Common Stock"), set forth above, at the price of $            per share (the "Exercise Price"). The Exercise Price and the number of shares that may be purchased under this Common Stock Purchase Warrant ("Warrant") are subject to adjustment as set forth herein. This Warrant is issued pursuant and subject to that certain Agreement for Share Exchange (the "Exchange Agreement") dated May    , 2002 between the Company and Ceramco Inc.

        The amount and kind of securities purchasable pursuant to the rights granted under this Warrant and the purchase price for such securities are subject to adjustment pursuant to the provisions contained in this Warrant. This Warrant is also subject to the following provisions:

1.
Certain Definitions

        As used in this Warrant, the following terms have the meanings set forth below:

        "Common Stock" means the Company's common stock, $.01 par value per share, as constituted on the Date of Issuance or any substitute thereof made by the Company for all such outstanding Common Stock. However, upon the occurrence of certain events prescribed herein that affect the Common Stock otherwise issuable upon exercise of this Warrant, Common Stock shall mean Warrant Stock.

        "Date of Issuance" is the date set forth on the front page of this Warrant, and the terms "date hereof," "date of this Warrant," and similar expressions shall be deemed to refer to the Date of Issuance.

        "Exercise Period" means the period of time commencing on the Date of Issuance and ending at 12:00 Midnight, Eastern Time, on the seventh anniversary date thereof.

        "Market Price" means, as to any security, the closing price of such security's sales on the principal domestic securities exchange on which such security may at the time be listed (but only if such exchange, as opposed to The Nasdaq Stock Market, is the principal trading market for such security), or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on such exchange at the end of such day, or, if on any day such security is not so listed and traded, the average of the representative bid and asked prices quoted in The Nasdaq Stock Market as of the close of trading in New York City on such day, or, if on any day such security is not quoted in The Nasdaq Stock Market, the average of the high and low bid and asked prices on such day in the domestic over-the-counter market as reported by NASD's on-line over the counter electronic bulletin board, or if not reported therein, then the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case as of the business day immediately preceding the day as of which "Market Price" is being determined. If such security is listed on any domestic securities exchange or quoted in The Nasdaq Stock Market, the term "business day" or "business days" as used in the previous sentence means a day or days, as applicable, on which such exchange or The Nasdaq Stock Market is open for trading or quotation, as the case may be. If at any time such security is not listed on any domestic securities exchange or quoted in The Nasdaq Stock Market or the domestic over-the-counter market, the "Market Price" will be the fair value thereof determined jointly by the Company and the Registered Holder; provided that if such parties are unable to reach agreement, such fair value will be determined by an appraiser jointly selected by the Company and the Registered Holder.

        "The Nasdaq Stock Market" means the Nasdaq Inter-Dealer Quotation System or such other similar inter-dealer quotation system as may in the future be used generally by members of the National Association of Securities Dealers, Inc. for over-the-counter transactions in securities.

        "Person" means an individual, a partnership, a corporation, a trust, a joint venture, an unincorporated organization, and a government or any department or agency thereof.

        "Warrant Stock" means shares of the Company's authorized Common Stock issued or issuable upon exercise of this Warrant; provided that if there is a change such that the securities issuable upon exercise of this Warrant are issued by an entity other than the Company, or there is a change in the class of securities so issuable, then the term "Warrant Stock" will mean one share of the security issuable upon exercise of the Warrant if such security is issuable in shares, or will mean the smallest unit in which such security is issuable if such security is not issuable in shares.

        "Warrant" mean this Warrant issued pursuant to the Exchange Agreement on the Closing Date to (or as directed by) Registered Holder and all common stock purchase warrants issued in exchange or substitution for this Warrant or any such other common stock purchase warrant pursuant to the terms hereof or thereof, as the case may be.

2.
Exercise of Warrant

        2.1    Exercise Period.    The Registered Holder may exercise this Warrant, in whole or in part (subject to Section 2.4), at any time and from time to time, during the Exercise Period.

        2.2    Exercise Procedure.

        (a) This Warrant will be deemed to have been exercised in whole or in part on and as of the first date on which the Company has received all of the following items (the "Exercise Date"):

  (i)
  a completed Exercise Agreement, as described below, executed by the Person exercising all or part of the purchase rights represented by this Warrant (the "Purchaser");

  (ii)
  this Warrant (subject to delivery by the Company of a new Warrant with respect to any unexercised portion, as provided in Section 2.2(b));

  (iii)
  if this Warrant is not registered in the name of the Purchaser, an Assignment or Assignments in the form set forth as Exhibit II hereto, evidencing the assignment of this Warrant to the Purchaser; and

  (iv)
  a certified check or other certified funds payable to the Company in an amount equal to the product of the Exercise Price multiplied by the number of shares of Warrant Stock being purchased upon such exercise.

        (b) If the Market Price of one share of Warrant Stock is greater than the Exercise Price (at the date of calculation as set forth below), then in lieu of exercising this Warrant for cash, the Registered Holder may elect to receive shares of Warrant Stock equal to the value (as determined below) of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with the properly completed Exercise Agreement, noting the intention to exercise under this subsection 2.2(b), in which event the Company shall issue to the Holder a number of shares of Common Stock computed using the following formula:

X =	Y (A-B) A
Where X =	the number of shares of Warrant Stock is to be issued to the Registered Holder
Y =	the number of shares of Warrant Stock purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being canceled (at the date of such calculation)
A =	the Market Price of one share of the Company's Warrant Stock (at the date of such calculation)
B =	Exercise Price (as adjusted to the date of such calculation)

        (c) Certificates for shares of Warrant Stock purchased upon exercise of this Warrant will be delivered by the Company to the Purchaser within ten days after the Exercise Date. Unless this Warrant has expired or all of the purchase rights represented hereby have been exercised, the Company will prepare a new Warrant representing the rights formerly represented by this Warrant that have not expired or been exercised. The Company will, within such ten-day period, deliver such new Warrant to the Person designated for delivery in the Exercise Agreement.

        (d) The Warrant Stock issuable upon the exercise of this Warrant will be deemed to have been issued to the Purchaser on the Exercise Date, and the Purchaser will be deemed for all purposes to have become the record holder ("Record Holder") of such Warrant Stock on the Exercise Date.

        (e) The issuance of certificates for shares of Warrant Stock upon exercise of this Warrant will be made without charge to the Registered Holder or the Purchaser for any issuance tax in respect thereof or any other cost incurred by the Company in connection with such exercise and the related issuance of shares of Warrant Stock; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any certificate or instrument in a name other than that of the Registered Holder of this Warrant, and the Company shall not be required to issue or deliver any such certificate or instrument unless and until the Person or Persons requesting the issue thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

        (f) The Company will not close its books for the transfer of this Warrant or of any of the securities issuable upon the exercise of this Warrant in any manner that interferes with the timely exercise of this Warrant. The Company will from time to time take all such action as may be necessary to ensure that the par value per share of the unissued Warrant Stock acquirable upon exercise of this Warrant is at all times equal to or less than the Exercise Price then in effect.

        2.3    Exercise Agreement.    The Exercise Agreement will be substantially in the form set forth as Exhibit I hereto, except that if the shares of Warrant Stock are not to be issued in the name of the Registered Holder of this Warrant, the Exercise Agreement will also state the name of the Person to whom the certificates or instrument for the shares of Warrant Stock are to be issued, and if the number of shares of Warrant Stock purchasable does not include all of such securities purchasable hereunder, it will also state the name of the Person to whom a new Warrant for the unexercised portion of the rights hereunder is to be delivered.

        2.4    Fractional Shares.    No fractional share of Warrant Stock shall be issued pursuant to the exercise in whole or in part of this Warrant. If a fractional share of Warrant Stock would otherwise be issuable upon exercise of the rights represented by this Warrant, the Company will, within 20 days after the Exercise Date, deliver to the Purchaser a check payable to the Purchaser, in lieu of such fractional share, in an amount equal to the Market Price of such fractional share as of the close of business on the Exercise Date.

3.
Adjustments

        3.1    General.    The initial Exercise Price and number of shares of Warrant Stock that may be purchased under this Warrant are set forth on the front page of this Warrant, and such Exercise Price and number of shares are subject to adjustment from time to time pursuant to this Section 3.

        3.2    Subdivision or Combination of Common Stock; and Stock Dividends.    If the Company shall at any time after the date hereof (a) issue any shares of Common Stock or any stock or other securities convertible into or exchangeable for Common Stock (such convertible or exchangeable stock or securities being herein called "Convertible Securities"), or any rights to purchase Common Stock or Convertible Securities, as a dividend upon Common Stock, (b) issue any shares of Common Stock in a subdivision of outstanding shares of Common Stock, by reclassification or otherwise, or (c) combine outstanding shares of Common Stock, by reclassification or otherwise, then the Exercise Price and the number of shares of Warrant Stock that may be purchased will be adjusted as follows. The Exercise Price that would apply if purchase rights hereunder were being exercised immediately prior to such action by the Company shall be adjusted by multiplying the Exercise Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such dividend, subdivision, or combination and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such dividend, subdivision, or combination. If the Company shall make any issuances described in this Section 3.2, then upon each adjustment of the Exercise Price as provided in the previous sentence, the Registered Holder of this Warrant shall thereafter be entitled to purchase, at the adjusted Exercise Price in effect on the Exercise Date, the number of shares of Warrant Stock determined by (i) multiplying the number of shares of Warrant Stock purchasable under this Warrant immediately prior to such adjustment of the Exercise Price in effect immediately prior to such adjustment by the Exercise Price in effect immediately prior to such adjustment, and (ii) dividing the product so obtained by the adjusted Exercise Price in effect on the Exercise Date.

        3.3    Certain Dividends.    If the Company shall declare a dividend upon the Common Stock payable otherwise than out of earnings or earned surplus and otherwise than in Common Stock or Convertible Securities, the Exercise Price that would apply if purchase rights under the Warrants were being exercised immediately prior to the declaration of such dividend shall be reduced by an amount equal, in the case of a dividend in cash, to the amount thereof payable per share of the Common Stock or, in the case of any other dividend, to the fair value of such dividend per share of the Common Stock as determined in good faith by the Board of Directors of the Company. For purposes of the foregoing, a dividend other than in cash shall be considered payable out of earnings or earned surplus only to the extent that such earnings or earned surplus are charged an amount equal to the fair value of such dividend as determined in good faith by the Board of Directors of the Company. Such reductions shall take effect as of the date on which a record is taken for the purpose of such dividend, or, if a record is not taken, the date as of which the holders of Common Stock of record entitled to such dividend are to be determined.

4.
Effect of Reorganization, Reclassification
Consolidation, Merger, or Sale

        If at any time while this Warrant is outstanding there shall be any reorganization or reclassification of the capital stock of the Company (other than a subdivision or combination of shares provided for in subsection 3.2 hereof), any consolidation or merger of the Company with another corporation (other than a consolidation or merger in which the Company is the surviving entity and which does not result in any change in the Common Stock), or any sale or other disposition by the Company of all or substantially all of its assets to any other corporation, then the Registered Holder of this Warrant shall thereafter upon exercise of this Warrant be entitled to receive the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting from such consolidation or merger, as the case may be, to which the Common Stock (and any other securities and property) of the Company, deliverable upon the exercise of this Warrant, would have been entitled upon such reorganization, reclassification of capital stock, consolidation, merger, sale, or other disposition if this Warrant had been exercised immediately prior to such reorganization, reclassification of capital stock, consolidation, merger, sale, or other disposition.

        In any such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Company) shall be made in the application of the provisions set forth in this Warrant with respect to the rights and interests thereafter of the Registered Holder of this Warrant to the end that the provisions set forth in this Warrant (including those relating to adjustments of the Exercise Price and the number of shares issuable upon the exercise of this Warrant) shall thereafter be applicable, as near as reasonably may be, in relation to any shares or other property thereafter deliverable upon the exercise hereof as if (a) this Warrant had been exercised immediately prior to such reorganization, reclassification of capital stock, consolidation, merger, sale, or other disposition and (b) the Registered Holder hereof had carried out the terms of the exchange as provided for by such reorganization, reclassification of capital stock, consolidation, or merger.

        The Company shall not effect any such reorganization, consolidation, or merger unless, upon or prior to the consummation thereof, the successor corporation shall assume by written instrument the obligation to deliver to the Registered Holder hereof such shares of stock or other securities, cash, or property as such Holder shall be entitled to purchase in accordance with the foregoing provisions. Notwithstanding any other provisions of this Warrant, in the event of the sale or other disposition of all or substantially all of the assets of the Company as a part of a plan for liquidation of the Company, all rights to exercise the Warrant shall terminate 60 days after the Company gives written notice to the Registered Holder of this Warrant that such sale or other disposition has been consummated.

5.
Notice of Adjustment

        Immediately upon any adjustment of the Exercise Price, or increase or decrease in the number of shares of Warrant Stock purchasable upon exercise of this Warrant, the Company will send written notice thereof to all Registered Holders, stating the adjusted Exercise Price and the increased or decreased number of shares purchasable upon exercise of this Warrant and setting forth in reasonable detail the method of calculation for such adjustment and increase or decrease. When appropriate, such notice may be given in advance and included as part of any notice required to be given pursuant to Section 6 below.

6.
Prior Notice of Certain Events

        If at any time:

          (a)  the Company shall pay any dividend payable in stock upon its Common Stock or make any distribution (other than cash dividends) to the holders of its Common Stock;

          (b)  the Company shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or any other rights;

          (c)  there shall be any reorganization or reclassification of the capital stock of the Company, any consolidation or merger of the Company with another corporation, or a sale or disposition of all or substantially all its assets; or

          (d)  there shall be a voluntary or involuntary dissolution, liquidation, or winding up of the Company,

then, in each such case, the Company shall give prior written notice of the date on which the books of the Company shall close or a record shall be taken for such stock dividend, distribution, or subscription rights, or the date on which such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding up shall take place, as the case may be. Such notice shall also specify the date as of which the holders of Common Stock of record shall participate in said dividend, distribution, or subscription rights or shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding up, as the case may be. Such written notice shall be given at least 20 days prior to the record date or the effective date, whichever is earlier, of the subject action or other event.

7.
Reservation of Common Stock

        The Company will at all times reserve and keep available for issuance upon the exercise of Warrants such number of its authorized but unissued shares of Common Stock as will be sufficient to permit the exercise in full of the Warrants.

8.
No Stockholder Rights or Obligation

        This Warrant will not entitle the holder hereof to any voting rights or other rights as a stockholder of the Company, except upon exercise of this Warrant and the purchase of Warrant Stock hereunder. No provision of this Warrant, in the absence of affirmative action by the Registered Holder to purchase Warrant Stock, and no enumeration in this Warrant of the rights or privileges of the Registered Holder, will give rise to any obligation of such Holder for the Exercise Price of Warrant Stock acquirable by exercise hereof or as a stockholder of the Company.

9.
Exchangeable for Different Denominations

        This Warrant is exchangeable, upon the surrender hereof by the Registered Holder at the principal office of the Company, for new Warrants of like tenor representing in the aggregate the purchase rights hereunder, and each of such new Warrants, as set forth on the front page hereof, will represent such portion of such rights as is designated by the Registered Holder at the time of such surrender. The date the Company initially issued this Warrant, which is set forth on the front page hereof, will be deemed to be the "Date of Issuance" of this Warrant and any common stock purchase warrant exchanged or substituted herefor, regardless of the number of times (and dates on which) new certificates representing the unexpired and unexercised rights formerly represented by this Warrant are issued.

10.
Transferability

        This Warrant and all rights hereunder are transferable, in whole or in part, without charge to the Registered Holder, upon surrender of this Warrant with a properly executed Assignment (in the form of Exhibit II hereto) at the principal office of the Company. This Warrant and the Warrant Stock issued upon exercise hereof may not be offered, sold, or transferred except in compliance with the Securities Act of 1933, as amended (the "Act"), and any applicable state securities laws, and then only against receipt of an agreement of the Person to whom such offer or sale is made to comply with the provisions of this Section 10 with respect to any resale or other disposition of such securities; provided that no such agreement shall be required from any Person purchasing this Warrant or any underlying security pursuant to a registration statement effective under the Act.

        The Registered Holder, by acceptance hereof, agrees that, absent an effective registration statement filed with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), covering the disposition or sale of this Warrant or the Warrant Shares issued or issuable upon exercise hereof and registration or qualification under applicable state securities laws, such Holder will not sell, transfer, pledge, or hypothecate any or all such Warrant or the Warrant Shares unless either (a) the Company has received an opinion of counsel, in form and substance reasonably satisfactory to the Company, to the effect that such registration is not required in connection with such disposition or (b) the sale of such securities is made pursuant to Rule 144 under the Securities Act.

11.
Registration Rights

        The parties hereto agree that the Registration Rights Agreement dated March 6, 2001, between them is amended to include the Warrant Stock as "Registrable Securities" thereunder. The rights and obligations set forth in this Section 11 shall survive the exercise and surrender of this Warrant.

12.
Miscellaneous

        12.1    Amendment and Waiver.    This Warrant and any term thereof may be amended, waived, discharged or terminated only by an instrument in writing signed by the party against whom enforcement of such amendment, waiver, discharge or termination is sought. No waivers of any term, condition or provision of this Warrant, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

        12.2    Notices.    Any notices required to be sent to a Registered Holder of this Warrant or of any Warrant Stock purchased upon the exercise hereof will be delivered to the address of such Registered Holder shown on the books of the Company. All notices referred to herein will be delivered in person or by a nationally recognized overnight delivery service or sent by registered or certified mail, postage prepaid, and will be deemed to have been given when so delivered in person or by such service or on the third business day following the date so sent by mail.

        12.3    Descriptive Headings; Governing Law.    The descriptive headings of the sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. The construction, validity, and interpretation of this Warrant will be governed by the internal laws of the State of Georgia.

        12.4    Replacement of Warrant.    Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation thereof, the Company will issue, in lieu thereof, a new Warrant of like tenor and amount.

        IN WITNESS WHEREOF, the Company has caused this Warrant to be executed and attested by its duly authorized officer under its corporate seal.

PRACTICEWORKS, INC.
[Corporate Seal]	By:

EXHIBIT I

EXERCISE AGREEMENT

To:	Dated:

        The undersigned Record Holder, pursuant to the provisions set forth in the within Warrant, hereby subscribes for and purchases            shares covered by such Warrant and (a) herewith makes full cash payment of $                        for such Warrant Stock at the Exercise Price provided by such Warrant or (b) elects to exercise this Warrant for the purchase of                         shares of Warrant Stock pursuant to Section 2.2(b) of this Warrant..

(Signature)

(Print or type name)

(Address)

        NOTICE: The signature on this Exercise Agreement must correspond with the name as written upon the face of the within Warrant, or upon the Assignment thereof if applicable, in every particular, without alteration, enlargement, or any change whatsoever.

EXHIBIT II

ASSIGNMENT

        FOR VALUE RECEIVED,                        , the undersigned Registered Holder hereby sells, assigns, and transfers all of the rights of the undersigned under the within Warrant with respect to the number of shares of Warrant Stock covered thereby set forth below, unto the Assignee identified below, and does hereby irrevocably constitute and appoint                        to effect such transfer of rights on the books of the Company, with full power of substitution:

Name of Assignee	Address of Assignee	No. of Shares

Dated:
(Signature of Registered Holder)

(Print or type name)

        NOTICE: The signature on this Assignment must correspond with the name as written upon the face of the within Warrant, in every particular, without alteration, enlargement, or any change whatsoever, and must be guaranteed by a bank, other than a savings bank, having an office or correspondent in New York, New York, or Atlanta, Georgia, or by a firm having membership on a registered national securities exchange and an office in New York, New York, or Atlanta, Georgia.

SIGNATURE GUARANTEE
Authorized Signature:

Name of Bank or Firm:

Dated:

EXHIBIT B

AMENDMENT OF REGISTRATION RIGHTS AGREEMENT

1.
Paragraph 2.4 shall be amended by adding the following language at the end of such paragraph: "...if any of the circumstances described in Section 7 of this Agreement arise."

2.
Section 7C of the Agreement shall be deleted.

3.
Paragraph 12.1 A, subpart (x), shall be amended to read as follows:

"(x)
Such transfer involves at least one-third (1/3rd) of all the Registable Securities held by the Holder immediately after the date of Closing under the Agreement for Share Exchange."

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AGREEMENT FOR SHARE EXCHANGE